Exhibit 3.1.12

Electronic Articles of Organization For Florida Limited Liability Company	L05000004136 FILED 8:00 AM January 13, 2005 Sec. Of State jbryan

Article I

The name of the Limited Liability Company is:

CARRABBA’S SHREVEPORT, LLC

Article II

The street address of the principal office of the Limited Liability Company is:

2202 N WEST SHORE BLVD.

5TH FLOOR

TAMPA, FL. US 33607

The mailing address of the Limited Liability Company is:

2202 N WEST SHORE BLVD.

5TH FLOOR

TAMPA, FL. US 33607

Article III

The purpose for which this Limited Liability Company is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV

The name and Florida street address of the registered agent is:

JOSEPH J KADOW

2202 N WEST SHORE BLVD. 5TH FLOOR

TAMPA, FL. 33607

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: /s/ JOSEPH J KADOW

Article V

The name and address of managing members/managers are:

Title: MGRM

CARRABBA’S/DALLAS-I, LIMITED PARTNERSHIP

2202 N WEST SHORE BLVD., 5TH FLOOR

TAMPA, FL. 33607 US

Title: MGR

JOHN MURPHY

404 SHEFFIELD DR.

SOUTHLAKE, TX. 76092 US

L05000004136 FILED 8:00 AM January 13, 2005 Sec. Of State jbryan

Article VI

The effective date for this Limited Liability Company shall be:

01/13/2005

Signature of member or an authorized representative of a member

Signature: /s/ JOSEPH J KADOW, VP & Sec